                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                            QUARTERDECK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

QUARTERDECK LOGO            QUARTERDECK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 5, 1998

To Our Stockholders:

     The Annual Meeting of Stockholders of Quarterdeck Corporation (the "Company") will be held at the Marina del Rey Hotel, 13534 Bali Way, Marina del Rey, California 90292, on February 5, 1998, at 10:00 a.m., local time (the "Annual Meeting"), for the following purposes:

     1. To elect two directors to serve three-year terms and until such directors' successors are duly elected and qualified;

     2. To approve the issuance of shares of Common Stock representing 20% or more of the Common Stock outstanding, which are issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock issued in a private placement;

     3. To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 70,000,000 to 100,000,000;

     4. To approve an amendment to the Company's Amended and Restated 1990 Stock Plan to increase the number of shares of stock authorized for issuance thereunder from 7,500,000 to 9,500,000;

     5. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998; and

     6. To transact such other business as may properly come before the Annual Meeting and any adjournments and postponements thereof.

     The Board of Directors has fixed December 30, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          Ron Ben-Yehuda
                                          Secretary
Los Angeles, California
January 5, 1998

                            QUARTERDECK CORPORATION
                               13160 MINDANAO WAY
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 309-3700
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 5, 1998
                            ------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Quarterdeck Corporation (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on February 5, 1998 at the Marina del Rey Hotel, 13534 Bali Way, Marina del Rey, California 90292, and at any and all postponements and adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about January 5, 1998. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. In addition, MacKenzie Partners, Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $3,000 plus reasonable out-of-pocket expenses. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of record of the Company's Common Stock as of December 30, 1997 will be entitled to vote at the meeting. On December 30, 1997, there were outstanding 43,370,265 shares of Common Stock, which constituted all of the outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     A director will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve and authorize the proposed amendment to the Company's Certificate of Incorporation. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy will be required to approve the issuance of Common Stock representing more than 20% of Common Stock outstanding, to approve the amendment to the Company's 1990 Amended and Restated Stock Plan and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is voted. Therefore, such abstentions will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

     The Board of Directors is divided into three classes, with the term of each class ending in successive years. Two directors are to be elected at the Annual Meeting, to hold office for a term of three years and until the election of such directors' successors. Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

         NAME             AGE                         PRINCIPAL OCCUPATION
----------------------    ---     -------------------------------------------------------------
                      Nominees for Term of Office Expiring in Three Years

Curtis A. Hessler         54      Mr. Hessler was appointed President and Chief Executive
                                  Officer of the Company in February 1997 and currently serves in such capacity. From 1995 until he joined Quarterdeck, Mr.
                                  Hessler was Chairman of the Board of I-Net, Inc., a personal computer network management services company. He served as
                                  Executive Vice President of The Times Mirror Company during
                                  199l through 1995, managing that publishing enterprise's
                                  professional information, cable systems, magazine, and
                                  digital media businesses. Earlier in his career, Mr. Hessler served as Vice Chairman of Unisys Corporation, a large
                                  computer and computer services firm and practiced corporate law with firms in New York and Los Angeles. During the
                                  administration of President Carter, he served as Assistant
                                  Secretary of the Treasury Department. He serves as a director of Legacy Software, Inc., a multimedia software development company.

Dr. Howard L. Morgan      52      Dr. Morgan has been a Director of the Company since 1983. He is currently President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of
                                  computer and communications technologies. He serves as a
                                  director of Cylink Corporation, a developer of software for secure communications, Franklin Electronic Publishers, Inc., a developer of electronic books, Infonautics Corporation, a provider of online information, Kentek Information Systems, a manufacturer of laser printers, HDS Network Systems, Inc., a provider of network terminals, MetaCreations, Inc., a
                                  developer of computer graphics software, Segue Software, a developer of automated software systems, and Unitronix Corp., a software supplier.

         NAME             AGE                         PRINCIPAL OCCUPATION
----------------------    ---     -------------------------------------------------------------

                      Directors Whose Terms of Office Expire in One Year

Frank W.T. LaHaye         68      Mr. LaHaye has been a Director of the Company since 1982 and the Chairman of the Board since 1985. Mr. LaHaye has been a general partner of the general partnerships of Peregrine
                                  Ventures and Peregrine Ventures II, venture capital
                                  investment partnerships, since their formation in 1981 and
                                  1983, respectively. Mr. LaHaye serves as a director or
                                  trustee of various funds affiliated with the
                                  Franklin/Templeton Group of Funds and as a director of
                                  Fischer Imaging Corporation and Digital Transmission Systems,
                                  Inc.

William H. Lane III       59      Mr. Lane has been a director of the Company since September
                                  1996. He retired from Intuit Inc., a personal and small
                                  business finance software publisher, effective July 31, 1996, having served as its Vice President, Chief Financial Officer,
                                  Secretary and Treasurer from January 1994 until April 1,
                                  1996. Mr. Lane served in a similar capacity at ChipSoft,
                                  Inc., a tax preparation software company, from July 1991
                                  until its acquisition by Intuit Inc. in December 1993. Mr.
                                  Lane is also a director of Expert Software, Inc., a
                                  value-priced general PC software publisher, and MetaCreations
                                  Corporation, a visual computing software company.

                      Director Whose Term of Office Expires in Two Years

King R. Lee               57      Mr. Lee was appointed as a member of the Office of the
                                  President of the Company on August 27, 1996 and served in
                                  such capacity until February 1997. Mr. Lee also served as
                                  Interim Chief Executive Officer of the Company from December
                                  1994 until January 1995 and served as Interim Chief Operating
                                  Officer of the Company between July and December 1994. He was elected a Director of the Company in July 1994. Mr. Lee is the Chief Executive Officer and Chairman of Wynd
                                  Communications Corporation, a two-way wireless messaging
                                  service provider, and is President of King R. Lee &
                                  Associates, Inc., a management consulting firm, which has
                                  provided consulting services to the Company. From 1987 to
                                  1993, Mr. Lee was President and Chief Executive Officer of
                                  Xtree Company, a developer of computer systems software. He serves as a director of Nettech Systems, Inc., Outback
                                  Resource Group, Inc., Boss Entertainment, Dover Pacific, Inc.
                                  and Microframe Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has a standing Audit Committee and Compensation Committee.

     The Audit Committee, currently comprised of Messrs. Lane, LaHaye and Morgan, advises and assists the Board of Directors in evaluating the performance of the Company's auditors, including the scope and adequacy of the auditors' examinations. In fiscal year 1997, the Audit Committee held four meetings.

     The Compensation Committee, currently comprised of Messrs. LaHaye and Lane, oversees the Company's overall executive compensation program, reviews the Company's employee benefit plans and administers the Company's stock option plans. The Compensation Committee met seven times during the last fiscal year.

     The Company's Board of Directors selects nominees for election as directors. The Company does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors. Stockholder nominations for election as directors may be voted on at an annual meeting only if such nominations are made pursuant to written notice timely given to the Secretary of the Company accompanied by certain information specified in the Company's bylaws. To be timely, a stockholder's written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that, in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Such stockholder's notice must set forth with respect to each director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission and such stockholder's name and address, as they appear on the Company's books, and the number of shares of Common Stock owned by the stockholder giving the notice.

     The Board of Directors held 13 meetings during the fiscal year ended September 30, 1997. All directors attended at least 75% of the meetings of the Board of Directors, and all members of the committees of the Board of Directors attended at least 75% of the meetings of those committees, in each case, after the election of such individuals to the Board of Directors or to such committee.

DIRECTORS' COMPENSATION

     Non-employee directors receive $6,000 ($12,000 in the case of the Chairman of the Board) annually, payable quarterly, as compensation for serving on the Board of Directors, plus $1,500 per meeting for Board or Committee meetings attended. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors also participate in the 1990 Directors Stock Option Plan which provides for automatic grants of options to non-employee directors. Under the 1990 Directors Stock Option Plan, each non-employee director is granted an option to purchase 30,000 shares of the Company's Common Stock three business days following his or her first election as a director (the "initial grant"). Thereafter, each non-employee director who has been re-elected or who is continuing as a member of the Board of Directors is granted an option to purchase 7,500 shares of the Company's Common Stock on the date of the Company's annual meeting of stockholders (an "annual grant"). Options are granted at 100% of the fair market value of the Company's Common Stock on the grant date and have a term of five years. Initial grants vest immediately as to one-third of the shares and vest an additional one-third on the first and second anniversaries of the grant date. Annual grants vest in full on the first anniversary of the grant date. The Board of Directors or the Compensation Committee may also make discretionary option grants to non-employee directors. During fiscal 1997, the Board of Directors made a discretionary grant of 25,000 options to each non-employee director.

     In July 1994, King R. Lee, a director of the Company, entered into a consulting agreement (the "Consulting Agreement") with the Company. Under the terms of the Consulting Agreement, as amended, King R. Lee & Associates, Inc., of which Mr. Lee is President and sole stockholder, was paid $1,500 per full day plus expenses in exchange for Mr. Lee's consulting services to the Company, generally for four full days a week. Mr. Lee provided consulting services to the Company under the Consulting Agreement through January 1995 and King R. Lee & Associates, Inc. was paid $181,000 in fiscal year 1995 pursuant to the terms of the Consulting Agreement. In addition, the Company entered into a new consulting agreement (the "New Consulting Agreement") with Mr. Lee on August 27, 1996 when Mr. Lee assumed the duties as a member of the Office of the President. Pursuant to the New Consulting Agreement, King R. Lee & Associates, Inc. was paid $1,500 per full day plus expenses in exchange for Mr. Lee's consulting service to the Company. The Company paid to King R. Lee & Associates, Inc. an additional $33,000 during fiscal year 1996 and a total of $76,500 during fiscal year 1997 pursuant to the New Consulting Agreement. Mr. Lee provided consulting services to the Company under the New Consulting Agreement through February 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid by the Company during the fiscal years ended September 30, 1997, 1996 and 1995 to (i) the persons who served as Chief Executive Officer or performed the functions thereof during fiscal year 1997,
(ii) the four most highly compensated executive officers as of the end of fiscal year 1997, whose total annual salary and bonus exceeded $100,000 and (iii) one additional individual who would have been included among the four most highly compensated executive officers, but for the fact the individual was not serving as an executive officer at the end of fiscal year 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                           ANNUAL         ---------------------------
                                                        COMPENSATION       SECURITIES
                                                      -----------------    UNDERLYING     ALL OTHER
                                                      SALARY     BONUS    OPTIONS/SARS   COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)         (#)            ($)
---------------------------------------------  ----   -------   -------   ------------   ------------
Curtis A. Hessler(1)                           1997   297,692         0     1,350,000             0
  President and Chief Executive Officer
King R. Lee(2)                                 1997   101,250         0       122,500             0
  Former Office of the President               1996    58,500         0       100,000             0
                                               1995   192,000         0             0             0
Anatoly Tikhman(3)                             1997   182,922    57,375       275,000             0
  Former Office of the President               1996    22,153         0       250,000             0
Frank R. Greico(4)                             1997   187,589    61,250       106,250             0
  Senior Vice President and Chief Financial    1996   129,230    25,000        75,000             0
     Officer
Joseph Fusco(5)                                1997   145,802    43,531       150,000             0
  Senior Vice President -- Marketing and
     Product Management
Ron Ben-Yehuda(6)                              1997   136,667    61,083        72,500             0
  Vice President, General Counsel and          1996    47,115    12,222        30,000             0
     Secretary
John Strosahl(7)                               1997   138,221    72,320        51,575             0
  Vice President -- International              1996    60,000    30,000             0             0
Bradley D. Schwartz(8)                         1997   110,000   128,000       115,200       165,000
  Former Senior Vice President, General        1996   127,500    82,500       100,000             0
     Counsel and Secretary

---------------

(1) Mr. Hessler became President and Chief Executive Officer of the Company in February 1997. Mr. Hessler was granted options to purchase an additional 150,000 shares of Common Stock in the first quarter of fiscal 1998.

(2) From September of 1994 until January 1995, Mr. Lee acted in the capacity of Chief Executive Officer and was formally appointed Interim Chief Executive Officer in December 1994. In addition, Mr. Lee was Interim Chief Executive Officer between July and December 1994. Mr. Lee was appointed as a member of the Office of President in August 1996 and resigned from such position upon the appointment of Mr. Hessler in February 1997. Mr. Lee is also a director of the Company and received compensation as a non-employee director. Mr. Lee's salary for fiscal 1995 includes $181,000 of consulting fees paid to King R. Lee & Associates and $11,000 of non-employee director fees, Mr. Lee's salary for fiscal 1996 includes $33,000 of consulting fees paid to King R. Lee & Associates and $25,000 of non-employee director fees and Mr. Lee's salary for fiscal 1997 includes $76,500 of consulting fees paid to King R. Lee & Associates and approximately $25,000 of non-employee director fees. The options granted to Mr. Lee during fiscal 1997 include 90,000 options granted to Mr. Lee in connection with a like value exchange of options discussed below.

(3) Mr. Tikhman was appointed Senior Vice President in July 1996 and as a member of the Office of President in August 1996. He resigned as a member of the Office of President upon the appointment of

Mr. Hessler in February 1997 and as a Senior Vice President in October 1997. The options granted to Mr. Tikhman during fiscal 1997 include 225,000 options granted to Mr. Tikhman in connection with a like value exchange of options discussed below.

(4) Mr. Greico was appointed an executive officer in February 1996. The options granted to Mr. Greico during fiscal 1997 include 56,250 options granted to Mr. Greico in connection with a like value exchange of options discussed below.

(5) Mr. Fusco was appointed as a Vice President in September 1996 and in April 28, 1997 he was appointed Senior Vice President -- Marketing and Product Management. The options granted to Mr. Fusco during fiscal 1997 include 67,500 options granted to Mr. Fusco in connection with a like value exchange of options discussed below.

(6) Mr. Ben-Yehuda was appointed an executive officer in May 1997 and joined the Company in April 1996. The options granted to Mr. Ben-Yehuda during fiscal 1997 include 22,500 options granted to Mr. Ben-Yehuda in connection with a like value exchange of options discussed below.

(7) Mr. Strosahl was appointed an executive officer in August 1997. The bonus amount for Mr. Strosahl in fiscal 1997 includes reimbursement of relocation and relocation related expenses that he received from the Company in the amount of $38,722. The options granted to Mr. Strosahl during fiscal 1997 include 21,575 options granted to Mr. Strosahl in connection with a like value exchange of options discussed below.

(8) Mr. Schwartz was appointed an executive officer in February 1997 and resigned as such in April 1997. The amounts shown for Mr. Schwartz under "All Other Compensation" consist of severance payments which Mr. Schwartz became entitled to receive upon resignation in accordance with the terms of his employment agreement. The options granted to Mr. Schwartz during fiscal 1997 include 75,000 options granted to Mr. Schwartz in connection with a like value exchange of options discussed below.

     The following two tables set forth information concerning stock options granted to, exercised by and held by the named executive officers in fiscal year 1997. No SARs were granted by the Company or exercised by the named executive officers in fiscal year 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                           ---------------------------                               POTENTIAL REALIZABLE
                            NUMBER OF                                                  VALUE AT ASSUMED
                            SECURITIES     % OF TOTAL                               ANNUAL RATES OF STOCK
                            UNDERLYING    OPTIONS/SARS                              PRICE APPRECIATION FOR
                           OPTIONS/SARS    GRANTED TO    EXERCISE OR                     OPTION TERM
                             GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
          NAME                (#)(1)      FISCAL YEAR      ($/SH)         DATE       5% ($)      10% ($)
-------------------------  ------------   ------------   -----------   ----------   ---------   ----------
Curtis A. Hessler            1,350,000        24.61         4.4375       1/3/2007   9,250,541   15,129,465
King R. Lee                     90,000         1.64         4.6875      9/18/2006     660,706    1,034,679
                                 7,500          .13           4.50      2/12/2002      41,997       52,257
                                25,000          .46          3.625      3/14/2007     145,412      233,307
Anatoly Tikhman                225,000         4.10         4.6875      7/24/2006   1,639,142    2,547,319
                                50,000          .91           3.00      7/24/2007     245,074      400,382
Frank R. Greico                 56,250         1.03         4.6875      1/18/2006     399,422      605,029
                                50,000          .91          2.375      4/28/2007     191,719      309,504
Joseph Fusco                    67,500         1.23         4.6875      9/30/2006     496,344      778,564
                                82,500          1.5          2.375      4/28/2007     316,336      510,682
Ron Ben-Yehuda                  22,500          .41         4.6875      4/18/2006     161,751      248,052
                                50,000          .91         2.3438      5/21/2007     189,797      307,639
John Strosahl                   18,000          .33         4.6875      6/25/2006     130,612      202,173
                                 3,575          .06         4.6875      3/28/2006      25,627       39,187
                                30,000          .55          2.375      4/28/2007     115,031      185,702
Bradley D. Schwartz             75,000         1.37         4.6875      1/16/2006     532,417      806,264
                                40,200          .73           4.75     12/17/2006     302,760      480,008

---------------

(1) Except as noted below, the options granted to the executive officers listed above vest in the following manner: one fourth of the options vest on the first anniversary of the date of grant and 1/48 of the total number of options vest thereafter on a monthly basis. Mr. Tikhman's options listed above vest in the following manner: one third of the options vest on the first anniversary of the date of grant and the remaining two thirds of the options vest on the day immediately preceding the second anniversary of the date of grant. Mr. Lee's options for 25,000 shares was a discretionary grant and the options for 7,500 shares was an annual grant pursuant to the Directors Stock Option Plan and such options vest pursuant to that plan. See "Directors -- Directors' Compensation." Mr. Lee's options for 90,000 shares vest in the following manner: one third of the options vest on the six month anniversary of Mr. Lee's appointment to the Office of the President and 1/18 of the total number of options vest thereafter on a monthly basis. The employment agreements of certain individuals also provide for accelerated vesting under certain circumstances generally related to achievement of certain targets or certain changes-of-control. See "Executive
    Compensation -- Employment Agreements." Options generally remain exercisable for ten years from the date of grant. All options were granted at a price equal to the fair market value on the date of grant.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                 OPTIONS/SARS AT             MONEY OPTIONS/SARS AT
                        SHARES ACQUIRED   VALUE REALIZED       FISCAL YEAR-END (#)            FISCAL YEAR-END ($)
         NAME           ON EXERCISE (#)        ($)          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----------------------  ---------------   --------------   ----------------------------   ----------------------------
Curtis A. Hessler              0                 0                 0        1,350,000             0               0
King R. Lee                    0                 0            80,000          100,000        25,693           9,918
Anatoly Tikhman                0                 0            75,000          187,145             0           1,550
Frank R. Greico                0                 0            23,438           82,812             0          32,800
Joseph Fusco                   0                 0            16,876          133,124             0          54,120
Ron Ben-Yehuda                 0                 0             7,968           64,532             0          34,360
John Strosahl                  0                 0             6,966           44,609             0          19,680
Bradley D. Schwartz            0                 0            90,200                0             0               0

                      LIKE-VALUE EXCHANGE OF STOCK OPTIONS

     In January 1997, the Company implemented a program allowing a "like-value exchange" of certain options previously awarded to employees (including the named executive officers, but excluding non-employee directors of the Company). Optionees were given the opportunity to exchange options previously awarded (the "Old Options") with an option price of more than $6.00 per share for a lesser amount of new options (the "New Options") which had a value equal to the Old Options, with an option price equal to the then current stock price $4.6875 per share. The New Options had the same vesting schedule (and expiration date) as the Old Options; provided, however, none of the New Options could be exercised until six months after the date of grant.

     The Company retained William M. Mercer Incorporated, a compensation and benefits consulting firm, to assist it in calculating the relevant Black-Scholes values for both the Old Options and the New Options and determined the categories of exchange ratios for each of the option grants included in the program. The Black-Scholes model has become generally accepted in the financial community as an appropriate means of valuing a stock option. The exchange ratios ranged from 50% to 90%. The Company should incur no significant new costs in conjunction with the program, since the overall value of the grants remained the same. The Board of Directors believed that the reduced exercise price would create a more immediate positive incentive to the optionees who agreed to the exchange. This was, and continues to be, especially important during a period of transition during which the retention and commitment of key employees are essential.

     Board of Directors:

    Curtis A. Hessler       William H. Lane III
    Frank W.T. LaHaye       Howard Morgan
    King R. Lee

     The following table sets forth the details of all exchanges and repricings of options held by any named executive officer during the last ten completed fiscal years (which only includes those in connection with the 1997 like-value exchange).

                                                                                                              LENGTH OF
                               NUMBER OF SECURITIES                                                            ORIGINAL
                                    UNDERLYING        MARKET PRICE OF                                           OPTION
                                   OPTIONS/SARS       STOCK AT TIME OF   EXERCISE PRICE AT                  TERM REMAINING
                                   REPRICED OR          REPRICING OR     TIME OF REPRICING   NEW EXERCISE     AT DATE OF
                                     AMENDED             AMENDMENT         OR AMENDMENT         PRICE        REPRICING OR
       NAME           DATE             (#)                  ($)                 ($)              ($)          AMENDMENT
------------------  --------   --------------------   ----------------   -----------------   ------------   --------------
Curtis A. Hessler         --               --                  --                  --               --                --
King R. Lee         1/8/1997          100,000              4.6875                6.00           4.6875         9/18/2006
Anatoly Tikhman     1/8/1997          250,000              4.6875                7.00           4.6875         7/24/2006
Frank R. Greico     1/8/1997           75,000              4.6875              15.813           4.6875         1/18/2006
Joseph Fusco        1/8/1997           75,000              4.6875               6.875           4.6875         9/30/2006
Ron Ben-Yehuda      1/8/1997           30,000              4.6875              13.625           4.6875         4/18/2006
John Strosahl       1/8/1997           20,000              4.6875              8.8125           4.6875         6/25/2006
                    1/8/1997            4,766              4.6875              13.625           4.6875         3/28/2006
Bradley D.
  Schwartz          1/8/1997          100,000              4.6875               15.25           4.6875         1/16/2006

EMPLOYMENT AGREEMENTS

     The Company entered into four-year employment agreement with Curtis A. Hessler, dated as of January 13, 1997. Pursuant to that agreement, Mr. Hessler is entitled to receive a base salary of $450,000 per year and an annual target bonus of $250,000 based upon achievement of objectives established by the Board of Directors or the Compensation Committee; provided, however, that during the first four full fiscal quarters of employment, the minimum amount of bonus shall be $125,000. In addition, Mr. Hessler was granted, pursuant to the terms of his employment agreement, options to purchase 1,350,000 shares of Common Stock. The employment agreement also provides for accelerated vesting of Mr. Hessler's options upon the occurrence of certain "change in control" transactions or if certain stock price levels are reached. Mr. Hessler is entitled to, among other things, eighteen months annual base salary upon a termination of Mr. Hessler's employment (other than for cause) prior to the expiration of the employment agreement or if Mr. Hessler terminates his employment within one year of a change in control if there is a material diminution of his duties and responsibilities, a reduction in compensation or significant reduction in benefits or a non-voluntary relocation from the Southern California area.

     As described above, King R. Lee received compensation from the Company pursuant to the terms of the Consulting Agreement.

     The Company entered into an employment agreement with Anatoly Tikhman dated as of July 24, 1996. The agreement provided for salary of $180,000 per year and an annual bonus in an amount not to exceed $90,000 determined in accordance with the terms of a management performance bonus plan. In addition, Mr. Tikhman was granted options to purchase 300,000 shares of Common Stock pursuant to the terms of the employment agreement. Mr. Tikhman resigned in October 1997 and pursuant to the terms of his employment agreement is entitled to receive, among other things, twelve months' salary payable in bi-weekly installments over a twelve month period and accelerated vesting of 50% of his unvested options.

     Pursuant to the terms of Mr. Greico's offer letter, in the event that his employment is terminated, he is entitled to receive an amount equal to six months' salary plus six months' targeted bonus and accelerated vesting of 50% of his unvested options.

     The Company entered into a two-year employment agreement with Joseph Fusco, dated as of September 16, 1996. Pursuant to that agreement, Mr. Fusco is entitled to receive a base salary of $135,000 per year and an annual target bonus of $67,500 determined in accordance with the terms of a management performance bonus plan of the Company and contingent upon attainment of objectives mutually agreed upon by Mr. Fusco and the Chief Executive Officer of the Company. In addition, Mr. Fusco was granted options to purchase 75,000 shares of Common Stock pursuant to the terms of the employment agreement.

     The Company entered into an employment agreement with Ron Ben-Yehuda, dated as of May 1, 1996, which was amended on June 6, 1997. The agreement may be terminated by the Company or Mr. Ben-Yehuda at any time in accordance with the terms of the agreement. Pursuant to that agreement, Mr. Ben-Yehuda is entitled to receive a base salary of $155,000 per year and an annual target bonus of $70,000 contingent upon corporate and personal performance. In addition, Mr. Ben-Yehuda was granted options to purchase 50,000 shares of Common Stock pursuant to the terms of the employment agreement.

     The Company entered into a four-year employment agreement with Bradley D. Schwartz, dated as of January 16, 1996. Pursuant to that agreement, Mr. Schwartz received a base salary of $170,000 per year and an annual bonus of $110,000 multiplied by a "Multiplier" based upon achievement of certain individual and department goals, but to be no less than one. Mr. Schwartz resigned in April 1997 and pursuant to the terms of his employment agreement is entitled to receive among other things, twelve months' salary plus an amount equal to the maximum bonus he could have received for such 12-month period (payable in bi-weekly installments) and accelerated vesting of 50% of his unvested options.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee oversees the Company's overall executive compensation program in addition to reviewing and administering programs available to employees of the Company.

COMPENSATION POLICIES

     In recognition that the recruitment of personnel in the computer software industry is highly competitive, the Company's compensation policies, both for executive and non-executive employees, are structured to attract and retain highly skilled technical, marketing and management personnel. To reward and encourage performance that enhances both the short-term and long-term results of the Company, the Company's compensation program is centered in three specific areas: base salary, performance bonus and long-term incentive awards.

     In applying these main components to executive compensation, the Compensation Committee has determined to place a greater emphasis on merit and risk-oriented compensation for the Company's executive officers. Consequently, for executive officers, the Compensation Committee has generally preferred base salaries for executive officers that fall within the moderate range of competitor salaries and to establish bonus guidelines and long-term incentive programs (particularly option grants) that are designed to inspire and reward performance.

BASE SALARY

     In general, the Compensation Committee reviews salaries for the Chief Executive Officer and executive officers on an annual basis, generally coordinated with the Board's annual election of executive officers following the Company's annual meeting. During fiscal year 1997, the base salary for each of Messrs. Hessler, Fusco, Ben-Yehuda, Tikhman and Schwartz was paid pursuant to the terms of their employment agreements. The Compensation Committee believes that the terms of each employment agreement are consistent with the Committee's philosophy of establishing base salaries within the moderate range and placing greater emphasis on merit and risk-oriented compensation such as bonus payments based on performance and stock options.

DISCRETIONARY BONUS PLAN

     In fiscal 1997, the Company implemented a Discretionary Bonus Plan (the "Bonus Plan") designed to further the long-term growth and profitability of the Company by motivating participants to achieve predefined quarterly and annual objectives. Employees of the Company in senior management positions were eligible to receive benefits under the Bonus Plan with the exception of Curt Hessler, who was not eligible to receive any benefits under the Bonus Plan. Awards under the Bonus Plan were based on a combination of Company, departmental and individual performance.

     The Company performance objectives were established by the Board of Directors in conjunction with the Chief Executive Officer. Quarterly and annual personal and departmental performance objectives were generally established by the Chief Executive Officer in conjunction with each eligible employee and reviewed by the Compensation Committee. In general, payment of bonus amounts was dependent on achievement of the objectives according to the following formula:
(i) 50% of the individual bonus award for each eligible employee was based upon achievement of company-wide sales and profitability relative to the established performance objective and (ii) 50% of the individual bonus award for the executive officer was based on an evaluation of the eligible employee's personal performance against the targeted personal performance objectives and achievement of department objectives.

     Pursuant to his employment agreement, Mr. Hessler is entitled to receive a base salary of $450,000 per year and an annual target bonus of $250,000 based upon achievement of objectives established by the Board of Directors or the Compensation Committee; provided, however, that during the first four full fiscal quarters of employment, the minimum amount of bonus shall be $125,000. Mr. Hessler's bonus has not yet been determined for fiscal 1997, but is expected to be based on his achieving or exceeding certain financial performance goals for the Company and other factors.

LONG-TERM INCENTIVE AWARDS

     The Company's Stock Plan permits the Compensation Committee to grant to eligible employees stock options, stock appreciation rights and other stock awards such as restricted stock and bonus stock. The Compensation Committee believes that the option grants made to the executive officers of the Company were a key factor in the Company's ability to hire such executives during fiscal year 1997 and were consistent with the Committee's philosophy of placing emphasis on risk-oriented compensation. The Compensation Committee has determined that long-term incentives should be granted on a discretionary basis based principally on the quality of individual performance and base salary levels. The Compensation Committee takes into consideration the amount of previous option grants held when granting additional options.

INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, places a per-person limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. In February 1995, the stockholders approved amendments to and a restatement of the Company's 1990 Stock Plan with the result that compensation resulting from most awards granted thereunder would be qualified "performance-based compensation" and would be deductible. However, the Company may from time to time pay compensation to its executive officers that may not be deductible. 750,000 of the options granted to Mr. Hessler during fiscal year 1997 were granted outside of the Company's 1990 Stock Plan and will not qualify as performance based compensation.

                                          Compensation Committee:

                                          Frank W.T. LaHaye
                                          William H. Lane III

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's Common Stock from September 30, 1992 to September 30, 1997, compared to the H&Q Software Sector Index and the Nasdaq Stock Market (U.S. Companies) Index. The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

                         1997 PROXY: STOCK PERFORMANCE

        MEASUREMENT PERIOD                                                     NASDAQ STOCK
      (FISCAL YEAR COVERED)             QUARTERDECK        H&Q SOFTWARE         MARKET-U.S.
SEP-92                                             100                 100                 100
SEP-93                                              59                 131                 117
SEP-94                                              54                 132                 140
SEP-95                                             456                 182                 217
SEP-96                                             162                 216                 265
SEP-97                                              71                 297                 342

     This graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

     The foregoing report of the Compensation Committee and the Performance Graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting. Approval of Proposal 3 will require the affirmative vote of a majority of the outstanding shares of Common Stock, and approval of Proposals 2, 4 and 5 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The following persons are nominated for election as directors, to hold office for a term of three years and until the election of such directors' successors:

                              DR. HOWARD L. MORGAN
                               CURTIS A. HESSLER

     The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no direction to the contrary is given. In the event that the nominees are unable to or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors or, if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
NOMINEES.

                                   PROPOSAL 2

                            APPROVAL OF ISSUANCE OF
               COMMON STOCK IN CONNECTION WITH PRIVATE PLACEMENT

GENERAL

     In September through November 1997, the Company issued 29,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") at $1,000 per share and granted to the placement agent certain warrants to purchase an additional 2,900 shares of Series C Preferred Stock (the "Series C Preferred Stock Warrants"). All of the securities were sold in a private placement (the "Private Placement") solely to accredited investors pursuant to an exemption from the Securities Act of 1933. The Company used $10 million of the proceeds of the Private Placement to repurchase all of its outstanding Series B Convertible Preferred Stock. The net proceeds to the Company (after the repurchase of the Series B Convertible Preferred Stock) was approximately $17.4 million and is expected to be utilized for working capital purposes.

NASDAQ LISTING OBLIGATION

     The Common Stock is quoted on the Nasdaq National Market. Under the applicable Nasdaq rules, a listed company is required to obtain stockholder approval of the issuance of common stock equal to 20% or more of the number of shares or voting power then issued and outstanding (the "Share Limit"). Stockholder approval is also required for transactions deemed to constitute a "change in control." Although the Company does not believe that the issuances of the securities in the Private Placement constitute a "change in control" under the Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on, among other things, the fact that no investor is entitled to convert any shares of Series C Preferred Stock into Common Stock if following the conversion the investor and its affiliates would be the beneficial owners of 10% or more of the Common Stock, that no voting rights were granted to holders of the Series C Preferred Stock as such and that if this proposal is approved such holders do not have any contractual right to elect a director or otherwise influence management of the Company.

     The exact number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock cannot currently be determined because it is dependent on the future trading prices of the Common Stock and the conversion decisions made by holders of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient of (i) $1000.00 divided by (ii) the conversion price. Up until March 1, 1998, the conversion price will be $5.00. Thereafter, subject to the maximum conversion price specified below, the conversion price will be equal to 101% of the average of the three lowest daily trading prices for the 22 consecutive trading days immediately preceding the date of conversion (the "Conversion Date"). If the market price of the Common Stock was $1.00, $2.00 or $3.00, the aggregate number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock would be approximately 31.6 million, 15.8 million or
10.5 million shares of Common Stock, respectively. The maximum conversion price is $5.125 until March 31, 1999, and thereafter will be the lesser of (i) $5.125,
(ii) 101% of the average daily low trade prices of the Common Stock for all trading days in March 1999, (ii) 101% of the average daily low trade prices of the Common Stock for all trading days in September 1999 and (iii) 101% of the average daily low trade prices of the Common Stock for all trading days in March 2000. The shares of Series C Preferred Stock will automatically convert into Common Stock on September 30, 2002 to the extent any shares of Series C Preferred Stock remain outstanding at that time.

     In order to assure continued compliance with the applicable Nasdaq rules, the terms of the Series C Preferred Stock provide that the Company will not be obligated to issue shares of Common Stock in excess of the Share Limit unless and until the approval sought hereby is obtained. The Company agreed to use its best efforts to obtain such approval. If the approval sought hereby is not obtained, the Company will only be permitted to issue an aggregate of approximately 8.6 million shares of Common Stock in connection with the Private Placement, and any other obligations will have to be paid in cash as described below.

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

     If the stockholder approval sought hereby is not obtained, the Company will be prohibited by Nasdaq rules from issuing 20% or more of its Common Stock in connection with the Private Placement. If the approval sought hereby is not granted by stockholders, the Company will be obligated to immediately redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series C Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of Series C Preferred Stock without violating the Share Limit. The "Special Redemption Price" means a cash payment equal to 110% of the liquidation preference of $1000 (subject to adjustments under certain circumstances).

     The amount of cash which the Company would be required to pay in the event stockholder approval is not obtained will depend on the per share market price of the Common Stock. Assuming a market price of $1.00, $2.00 or $3.00 per share, the Company would be required to pay approximately $25.9 million, $16.6 million or $7.4 million, respectively, to redeem shares of Series C Preferred Stock. Since the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock will increase if the market price of the Common Stock decreases, the number of shares of Series C Preferred Stock which could not be converted into Common Stock would increase and the amount of cash that the Company would be required to pay to holders of the Series C Preferred Stock would increase. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL HAVE AVAILABLE THE CASH RESOURCES TO SATISFY ITS REDEMPTION OBLIGATIONS OR THAT IT WOULD BE ABLE TO EFFECTUATE THE REDEMPTION IN COMPLIANCE WITH APPLICABLE LAW. IN THE EVENT THE STOCKHOLDER APPROVAL SOUGHT HEREBY IS NOT OBTAINED, COMPLIANCE WITH THE REDEMPTION OBLIGATION WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S FINANCIAL CONDITION AND ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY. IN ADDITION, ANY DELAY IN PAYMENT WILL CAUSE SUCH REDEMPTION AMOUNT TO ACCRUE INTEREST AT THE RATE OF 0.1% PER DAY UNTIL PAID. If the Company fails or is unable to effect the redemption, then the holders of the outstanding shares of Series C Preferred Stock shall have the right to elect a majority of the directors of the Company unless and until such redemption is effectuated.

     In addition, in the event that stockholder approval is not obtained, any shares of Series C Preferred Stock submitted for conversion over and above the Share Limit shall entitle the holder thereof to receive, in lieu of shares of Common Stock, cash in an amount equal to the proceeds that would otherwise have been received by the holder of the converted shares if Common Stock had been delivered upon such conversion and sold at the highest reported sale price of the Common Stock on the date of conversion.

INTERESTS OF CERTAIN PERSONS

     To the Company's knowledge, prior to the Private Placement none of the investors therein was a director, executive officer or 5% stockholder of the Company or an affiliate of any such person or entity.

CERTAIN VOTING UNDERTAKINGS

     Each member of the Board of Directors and each executive officer of the Company has agreed with the investors of the Series C Preferred Stock to vote all shares of Common Stock over which he exercises voting authority in favor of this proposal. As of December 30, 1997, the Company estimates that such undertakings cover less than 1% of the shares outstanding on the record date for the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

                   APPROVAL AND AUTHORIZATION OF AN AMENDMENT
                 TO THE COMPANY'S CERTIFICATE OF INCORPORATION

     The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.001 par value, 29,000 shares of which are outstanding (and 2,900 shares of which are reserved for issuance with respect to the Series C Preferred Stock Warrants and 500,000 shares of which are reserved for issuance in connection with the Company's Stockholder Rights Plan) and 70,000,000 shares of Common Stock, $.001 par value, 43,370,265 shares of which were outstanding and 61,813 shares of which were held in treasury as of December 30, 1997. In addition, as of December 30, 1997, approximately (i) 5,224,321 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options,
(ii) 1.2 million shares of Common Stock were reserved for issuance with respect to the Company's $25,000,000 convertible subordinated debentures, and (iii) 928,653 shares of Common Stock were reserved for issuance with respect to outstanding warrants. In addition, the Series C Preferred Stock (including the shares of Series C Preferred Stock underlying the Series C Preferred Stock Warrants) is convertible into shares of Common Stock in the manner described above.

     The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to give the Company the ability to issue shares of Common Stock in connection with financing activities as well as for other general corporate purposes, including employee stock options, without the expense and delay incidental to obtaining stockholder approval of an increase in the number of authorized shares at the time of such action (unless such approval is otherwise then required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed). In addition, the Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to fulfill its obligation to reserve a sufficient number of shares of Common Stock with respect to a conversion of the Series C Preferred Stock and Series C Preferred Stock Warrants. In addition, pursuant to the terms of the Series C Preferred Stock, without the consent of the holders of a majority of the Series C Preferred Stock, the Company is prohibited from issuing any shares of Common Stock (otherwise than pursuant to commitments existing at the time the Series C Preferred Stock was issued) or any rights, options, convertible securities or other contract obligations to issue Common Stock unless the number of shares of authorized Common Stock which is thereafter reserved exclusively for issuance upon conversion of the Series C Preferred Stock is not less than 150% of the number of shares of Common Stock which would be issuable upon conversion of the number of Series C Preferred shares then outstanding at the conversion price then in effect.

     Except as noted above, the Company does not currently have any agreements with respect to the issuance of its common stock relating to either capital raising or acquisitions; however, the Company may explore various financing alternatives that may involve the issuance of Common Stock or securities convertible into

Common Stock. In addition, while the Company has no current plans to make any acquisition, and its strategic plans include the integration of prior acquisitions, it is possible that the Company will make additional acquisitions in the future using shares of its Common Stock as consideration. Any decision to issue additional shares of Common Stock will depend on various factors, including the Company's capital needs and the price of its Common Stock.

     The Board of Directors has adopted a resolution approving amending the Certificate of Incorporation to effect the aforementioned increase, subject to stockholder approval. Upon stockholder approval, all 30,000,000 additional authorized shares would be issuable in the discretion of the Board of Directors without further stockholder action, unless such approval is required by applicable law. If the proposed amendment is approved, the increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company in the future. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a person or entity attempting to obtain control of the Company. In addition, the issuance of shares otherwise than on a pro rata basis to all current stockholders would reduce the current stockholders' proportionate interests in the Company and could therefore be dilutive to the financial and voting interests of current stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     The first paragraph of Article IV of the Company's Certificate of Incorporation would be amended to read as follows:

     "The total authorized number of shares of the Corporation shall be 102,000,000 shares, consisting of 100,000,000 shares designated as Common Stock, $.001 par value, and 2,000,000 shares designated as Preferred Stock, $.001 par value."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

                                   PROPOSAL 4

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                      AMENDED AND RESTATED 1990 STOCK PLAN

     In 1990, the Board of Directors of the Company approved and adopted the Company's 1990 Stock Plan (as amended, the "1990 Plan"). The 1990 Plan currently authorizes the issuance of up to 7,500,000 shares of the Common Stock, subject to adjustment as provided in the 1990 Plan. The 1990 Plan provides for, among other things, the grant of incentive options described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options") and "non-qualified options" ("Non-qualified Options"). As of December 30, 1997, approximately 1,152,713 options to purchase shares of Common Stock remain available for awards under the 1990 Plan. On November 10, 1997, the Board of Directors adopted and approved, subject to stockholder approval, amendments to the 1990 Plan to increase the number of shares of Common Stock that may be the subject of awards under the 1990 Plan from an aggregate of 7,500,000 shares to an aggregate of 9,500,000 shares (the "Share Increase Amendment"), subject to adjustments to prevent dilution as specified in Section 10 of the 1990 Plan. The Board of Directors believes that stock options are necessary to enable the Company to provide meaningful equity incentives to attract, motivate and retain key personnel.

     As of December 30, 1997, options to purchase 5,224,321 shares of Common Stock were outstanding under the 1990 Plan. All options granted to date under the 1990 Plan have an exercise price which is 100% of the fair market value of the Common Stock on the date of grant. Although permitted by the terms of the 1990 Plan, the Company has never granted stock appreciation rights ("SARs"), restricted stock awards or stock bonuses under the 1990 Plan.

     If the Share Increase Amendment is approved by the stockholders, the first sentence of Section 5 of the 1990 Plan will be amended to read as follows:

     "The total number of shares of stock subject to issuance under the Plan may not exceed 9,500,000 subject to adjustments as provided in the Plan."

     See "Description of the 1990 Stock Plan" below for a description of the material features of the 1990 Plan.

     The Board recommends that stockholders vote for the approval of the Share Increase Amendment. The Board believes that the grant of options will be a key factor in its ability to attract and retain key members of its management team. Proxies solicited by the Board will be voted in favor of approval unless stockholders specify otherwise in such proxies.

DESCRIPTION OF THE 1990 STOCK PLAN

     General. The Company's 1990 Stock Plan was adopted by the Board of Directors on May 23, 1990 and ratified by the stockholders as of June 1, 1990. In addition to prior amendments increasing the number of shares of Company stock that may be acquired upon the exercise of options, the Board of Directors amended the 1990 Plan, and the stockholders ratified such amendments in February 1995, to impose a limit on the number of shares with respect to which awards may be made under the 1990 Plan to any one employee in a fiscal year of 600,000 for new hires and 200,000 shares otherwise and to provide that stock options or SARs granted at less than 100% of the fair market value of the Common Stock at the time of grant, restricted stock awards, stock bonuses and other stock awards may be awarded as performance-based compensation and to establish applicable performance measures for such awards, including one or more of the following: improvements in revenues, earnings per share, profit before taxes, net income or operating income; return on shareholder equity; return on net assets; and stock price performance. The purposes of the 1990 Plan are to encourage key personnel of the Company to increase their interest in the Company's long-term success, to enhance the profitability and value of the Company for the benefit of its stockholders and to assist the Company in attracting, retaining and motivating key personnel by giving suitable recognition for services that contribute materially to the Company's success. Except as described below with respect to Incentive Options and Non-qualified Options, the 1990 Plan does not specify a minimum amount of consideration that a recipient of an award must pay to obtain the benefit of the award, and therefore the maximum compensation payable under the 1990 Plan, during the term of the 1990 Plan and all awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder multiplied by the value of such shares on the date the compensation is measured.

     Eligibility. The 1990 Plan provides for the grant of stock options for Common Stock (including Incentive Options and Non-qualified Options), SARs and other stock awards (including restricted stock awards and stock bonuses) to the employees of the Company or its affiliates or any consultant or advisor engaged by the Company who renders bona fide services to the Company or the Company's affiliates in connection with its business, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and provided further that only employees are eligible to receive Incentive Options. As of September 30, 1997, the Company had approximately 486 employees, all of whom are eligible to receive grants under the 1990 Plan. If Proposal 4 is adopted, the 1990 Plan, which currently covers up to 7,500,000 shares of Common Stock, will be amended to permit the issuance of up to 9,500,000 shares.

     Administration. The 1990 Plan is administered by a committee of the Board of Directors consisting of two or more persons. The committee has the power, discretion and authority to interpret, construe and administer the 1990 Plan, to prescribe, amend and rescind rules and regulations relating to the 1990 Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the 1990 Plan, to the extent not contrary to the explicit provisions of the 1990 Plan. The committee may accelerate the exercisability of options and SARs or remove restrictions on awards in the event of a change of control of the Company. The committee has the authority with respect to performance-based compensation awards to determine the performance measures, the specific targets applicable to those measures and the performance period for each such award.

  Types of Awards Under the 1990 Plan

     Stock Options. Stock options may be granted by the committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion, provided that no option may be exercised later than ten years after its grant, and the purchase price for Incentive Options and Non-qualified Options may not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively. Incentive Options may be granted only to employees but may not be granted to a participant who owns more than 10% of the total combined voting power of the Company at the time of grant unless the exercise price is 110% of fair market value and the option is not exercisable after five years from the date of grant. The aggregate fair market value, determined at the time of grant, of shares first exercisable under Incentive Options by an individual during a calendar year may not exceed $100,000. An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee to whom granted, may be exercised only by such optionee or, as to Non-qualified Options, by the optionee's guardian or legal representative. Non-qualified Options granted at less than 100% of the fair market value of the Common Stock at the time of grant may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     SARs. SARs may be granted by the committee on such terms, including payment forms, as the committee deems appropriate, provided that a SAR granted in connection with a stock option will become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which will not exceed ten years from the date of grant), a SAR will not be exercisable during the first six months of its term and a SAR is exercisable only when the fair market value of the underlying Common Stock exceeds the SAR's exercise price, subject to any other conditions on exercise imposed by the committee. SARs may not be transferred otherwise than by will or the laws of descent and distribution and are exercisable during a recipient's lifetime only by the recipient or, as to SARs granted in connection with a Non-qualified Option, by the recipient's guardian or legal representative. SARs granted at less than 100% of the fair market value of the Common Stock at the time of grant may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     Other Stock Awards. Other awards payable in Common Stock of the Company may be granted by the committee, upon such terms and conditions as the committee may determine, subject to the provisions of the 1990 Plan. Other stock awards may include a grant of shares of Common Stock subject to restrictions, terms and conditions ("Restricted Stock"). Certificates representing Restricted Stock are to remain in the physical custody of the Company or an escrow holder or placed in trust until the restrictions have lapsed and, until the lapse or release of such restrictions, Restricted Stock is subject to forfeiture in accordance with conditions imposed by the committee. A participant holding Restricted Stock shall be entitled to the voting rights and dividends of such stock subject to the provisions of the 1990 Plan. If Restricted Stock is granted which requires the payment of an exercise price by a participant, such Restricted Stock award must be accepted in a period of time after the date of grant, as specified by the committee. The committee may also grant stock bonuses payable in such amounts, at such times and subject to such conditions as the committee shall determine. Restricted Stock, stock bonuses and other stock awards may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     Amendments. The Board of Directors may amend, suspend or terminate the 1990 Plan provided that any amendment, suspension or termination that would impair the rights of a participant with an award under the 1990 Plan may not be made without such participant's consent. Stockholder approval is required for any amendments to the 1990 Plan that would materially increase the benefits accruing to participants, materially increase the number of securities that may be issued or materially modify requirements as to eligibility for participation if and to the extent stockholder approval is necessary to allow the 1990 Plan to meet the conditions of Rule 16b-3 of the Securities and Exchange Act of 1934. Unless otherwise terminated, the 1990 Plan continues until May 23, 2000.

  Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of awards under the 1990 Plan based on laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws. Because the following is only a brief summary of the general federal income tax rules, recipients of awards should not rely thereon for individual tax advice, as each taxpayer's situation and the consequences of any particular transaction will vary depending upon the specific facts and circumstances involved. Each taxpayer is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

     Incentive Stock Options. The grant of an Incentive Option will not result in any immediate tax consequence to the Company or to the participant. A participant will not realize taxable income upon the exercise of an Incentive Option, provided the participant was an employee of the Company or a subsidiary at all times from the date the option was granted to the date three months (in the case of a disabled employee, one year) before the date of exercise, and the Company will not be entitled to any deduction. However, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be included in the participant's "alternative minimum taxable income" ("AMTI") for purposes of the "alternative minimum tax" in the year the Incentive Option is exercised. (The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year). If the participant disposes of the acquired stock after the later of (i) one year after the date the stock is received or (ii) two years after the date of the option grant, the participant will recognize capital gain or loss equal to the difference between the amount realized from such disposition over the option price, and the Company will not be entitled to a deduction. If, instead, the participant disposes of the acquired stock prior to the expiration of such period, the participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price or (ii) if the disposition is a taxable sale or exchange, the excess of the amount realized on the sale or exchange over the option price. Any gain recognized by the participant on the disposition in excess of the amount taxable as ordinary income, or any loss recognized if the shares are sold for less than the option price, will be treated as capital gain or loss, long-term, mid-term or short term depending on the holding period of the stock. Upon such a disposition, the Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes such ordinary income.

     Non-qualified Options. The grant of a Non-qualified Option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a Non-qualified Option, the participant will recognize ordinary income in an amount equal to the fair market value of the stock at the time of exercise over the option price, and the Company will generally be entitled to a deduction in the same amount. See "Special Rules for Awards Granted to Insiders," below.

     SARs. The grant of a stock appreciation right will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of a stock appreciation right, any cash received and the fair market value of any stock received will constitute ordinary income to the participant in an amount equal to the cash or fair market value of the stock received, determined at the time of exercise, over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes such income.

     Restricted Stock. A participant granted Restricted Stock will in most cases recognize ordinary income at the time the restrictions lapse equal to the excess, if any, of the fair market value of the Restricted Stock at that time over the amount, if any, paid for the stock. However, a participant who makes an election under Section 83(b) of the Internal Revenue Code (an "83(b) Election") within 30 days of the date of grant will recognize ordinary income as of the date of grant equal to the excess, if any, of the fair market value of the shares of Restricted Stock on that date (determined without regard to the restrictions) over the amount paid for the Restricted Stock. If the shares subject to such election are forfeited, the participant will not be entitled to a deduction, refund or loss for tax purposes as a result of recognizing income upon making the 83(b) Election. In the case of shares sold or exchanged after the expiration of the restriction period, the holding period to determine whether the participant has long-term, mid-term or short-term capital gain or loss begins upon such expiration and the tax basis for such shares will be equal to the fair market value thereof on such expiration date. If the participant makes the 83(b) Election with respect to the Restricted Stock, however, the holding period commences just after the date the stock is granted and the tax basis will be equal to the fair market value of the shares on the date of grant, determined without regard to the restrictions. The Company will in most instances be entitled to a deduction equal to the amount treated as ordinary income recognized by the participant at the time the participant recognizes such income.

     Other Stock-Based Bonus Award. A participant receiving any other stock-based bonus award will recognize income and the Company will generally be allowed a deduction when the award is paid. The amount of cash and the fair market value of the shares of the Common Stock received will be ordinary income to the participant and the Company will generally be entitled to a tax deduction therefor.

     Special Rules for Awards Granted to Insiders. If a Participant is a director, officer or shareholder subject to Section 16 of the Securities Exchange Act of 1934 (an "Insider"), the determination of the amount and the timing of income recognition in connection with the exercise of an option or the receipt of other awards generally may be required to be deferred until the expiration of any period during which the insider would be restricted from disposing of any stock received. Insiders should consult their tax advisors to determine the tax consequences to them of awards granted to them pursuant to the 1990 Plan.

     Withholding for Taxes. The Company will generally be required to withhold income taxes and employment taxes with respect to an employee-participant who is an employee at the time the participant recognizes ordinary income with respect to an award. The Company has the right to deduct these withholding obligations from awards paid in cash, and, in the case of awards paid in stock, the person receiving the stock may be required to pay the amount of the withholding obligation to the Company prior to the delivery of the stock. At the discretion of the committee administering the 1990 Plan, the Company may accept shares of stock of equivalent fair market value in payment of the withholding tax obligation or provide alternative methods of complying with the withholding obligations. The payment of tax obligations in shares, or the surrender or withholding of shares in order to satisfy a tax obligation, will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

     Tax Considerations Relating to Change in Control. The terms of the agreements pursuant to which specific awards are made to employees under the 1990 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of awards should consult their tax advisors as to whether accelerated vesting of an award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

     Interest on Debt Used to Purchase Shares. With certain exceptions, an individual may not deduct investment related interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase shares of stock pursuant to the exercise of options or otherwise pursuant to the 1990 Plan. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

     Certain Limitations on Company Deductions. Section 162(m) of the Code limits to $1,000,000 per person annually the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers, including deductions arising from options, SARs and Restricted Stock. The Company has attempted to structure its Non-qualified Options granted under the 1990 Plan at fair market value so that the deductions arising therefrom will not be subject to this limitation, although there can be no assurances that all compensation deductions arising from awards under the 1990 Plan will be allowed for federal income tax purposes.

  Plan Benefits

     The committee has discretion to determine the number and amount of stock awards to be granted to eligible employees under the 1990 Plan, subject to the limitation described above on the total number of options that may be granted in a fiscal year to any employee. Therefore, the benefits and amount that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the 1990 Plan are not presently determinable.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 4.

                                   PROPOSAL 5

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     The Company's Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1997. Although the appointment of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 19, 1997, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company, determined as of the end of fiscal year 1997, as a group. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown. Amounts shown include shares subject to outstanding options that are exercisable within 60 days of November 19, 1997. The address of each such person is that of the Company, 13160 Mindanao Way, Marina del Rey, California 90292.

                                                           NUMBER OF SHARES OF     PERCENT OF SHARES OF
                         NAME                                 COMMON STOCK             COMMON STOCK
-------------------------------------------------------    -------------------     --------------------
Anatoly Tikhman(1).....................................         1,417,214                  3.27%
Curtis A. Hessler(2)...................................           337,500                     *
Frank W.T. LaHaye(3)...................................           174,221                     *
Howard Morgan(4).......................................           127,926                     *
Bradley D. Schwartz(5).................................            90,200                     *
King R. Lee(6).........................................            90,000                     *
Frank R. Greico(7).....................................            29,126                     *
Joseph Fusco(8)........................................            21,094                     *
William H. Lane III(9).................................            15,000                     *
Ron Ben-Yehuda(10).....................................             9,843                     *
John Strosahl(11)......................................             8,314                     *
All directors and executive officers as a group(10
  persons)(12).........................................         2,320,438                  5.35%

---------------

 *  Less than one percent

 (1) Includes 175,000 shares which may be purchased pursuant to options granted to Mr. Tikhman, exercisable within 60 days of November 19, 1997.

 (2) Includes 337,500 shares which may be purchased pursuant to options granted to Mr. Hessler, exercisable within 60 days of November 19, 1997.

 (3) Includes 22,500 shares which may be purchased pursuant to options granted to Mr. LaHaye, exercisable within 60 days of November 19, 1997, and also includes 151,721 shares of Common Stock held by the Frank LaHaye Family Trust, of which Mr. LaHaye is Trustee.

 (4) Includes 22,500 shares which may be purchased pursuant to options granted to Mr. Morgan, exercisable within 60 days of November 19, 1997, and also includes 24,000 shares of Common Stock held in trust for Dr. Morgan's children with respect to which Dr. Morgan disclaims beneficial ownership.

 (5) Includes 90,200 shares which may be purchased pursuant to options granted to Mr. Schwartz, exercisable within 60 days of November 19, 1997.

 (6) Includes 80,000 shares which may be purchased pursuant to options granted to Mr. Lee, exercisable within 60 days of November 19, 1997, and also includes 10,000 shares of Common Stock held by The Lee Living Trust, of which Mr. Lee and his spouse are the Trustees.

 (7) Includes 28,126 shares which may be purchased pursuant to options granted to Mr. Greico, exercisable within 60 days of November 19, 1997.

 (8) Includes 21,094 shares which may be purchased pursuant to options granted to Mr. Fusco, exercisable within 60 days of November 19, 1997.

 (9) Includes 10,000 shares which may be purchased pursuant to options granted to Mr. Lane, exercisable within 60 days of November 19, 1997.

(10) Includes 9,843 shares which may be purchased pursuant to options granted to Mr. Ben-Yehuda, exercisable within 60 days of November 19, 1997.

(11) Includes 8,314 shares which may be purchased pursuant to options granted to Mr. Strosahl, exercisable within 60 days of November 19, 1997.

(12) Includes 805,077 shares which may be purchased pursuant to options grated to the directors and executive officers as a group, exercisable within 60 days of November 19, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, Frank Greico, Senior Vice President and Chief Financial Officer of the Company, received an advance on his compensation of approximately $74,000 pursuant to his employment offer letter. As of November 19, 1997, approximately $40,000 remained outstanding on the advance.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to those transactions during the fiscal year ended September 30, 1997, except as follows:
Mr. Lane, a director, filed a late Form 4 with respect to an open-market purchase of shares of Common Stock.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy relating to the fiscal year ending September 30, 1998 must submit such proposal so that it is received by the Company no later than September 7, 1998. Stockholder proposals should be submitted to the Secretary of the Company.

     Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company not less than 60 days nor more than 90 days prior to the meeting, provided, however, that, in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxies, however, to consider and vote upon any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the year ended September 30, 1997, as filed with the Securities and Exchange Commission, including audited financial statements, is being mailed to stockholders together with this Proxy Statement. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon payment of the Company's reasonable expenses to furnish such exhibits. To obtain any such exhibits, contact the Corporate Secretary, Quarterdeck Corporation, 13160 Mindanao Way, Marina del Rey, California 90292.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          Ron Ben-Yehuda
                                          Secretary

Los Angeles, California
January 5, 1998

PROXY
QUARTERDECK CORPORATION

13160 MINDANAO WAY, MARINA DEL REY, CALIFORNIA 90292

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank Greico or Ron Ben-Yehuda or either of them, with unlimited power of substitution, as Proxies, to represent the undersigned at the Annual Meeting of Stockholders of QUARTERDECK CORPORATION, to be held on Wednesday, February 5, 1998, at the Marina del Rey Hotel, 13534 Bali Way, Marina del Rey, California 90292, at 10:00 a.m. or any postponements or adjournments thereof, and to vote, as directed herein, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS LISTED, FOR PROPOSALS 2, 3, 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

 [X] Please mark your votes as in this example

ITEM 1 -- ELECTION OF DIRECTOR -- Nominees:  Howard Morgan, Curtis A. Hessler

       FOR                WITHOLD          FOR ALL EXCEPT
       [ ]                  [ ]                  [ ]

Nominee Exception _______________

ITEM 2 -- To approve for issuance shares of Common Stock representing 20% or more of the Common Stock outstanding, which are issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock issued in a private placement.

       FOR                AGAINST              ABSTAIN
       [ ]                  [ ]                  [ ]

ITEM 3 -- To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 70,000,000 to 100,000,000.

       FOR                AGAINST              ABSTAIN
       [ ]                  [ ]                  [ ]

ITEM 4 -- To approve an amendment to the Company's 1990 Stock Plan to increase the number of shares from 7,500,000 to 9,500,000.

      FOR                AGAINST              ABSTAIN
      [ ]                  [ ]                  [ ]

 (Continued and to be signed on the reverse side)

ITEM 5 -- To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998.

      FOR                AGAINST              ABSTAIN
      [ ]                  [ ]                  [ ]

ITEM 6 -- To transact such other business as may properly come before the Annual Meeting and any adjustments thereof.

      FOR                AGAINST              ABSTAIN
      [ ]                  [ ]                  [ ]



---------------------------
Signature of Stockholder


DATED _______________, 1998

NOTE: Please sign exactly as your name appears hereon. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.


PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED.